Exhibit 99.1

MetroCorp Bancshares, Inc. Announces Signing
of Definitive Agreement to Acquire
First United Bank of San Diego, California

June 8, 2005. MetroCorp Bancshares, Inc. (Nasdaq: MCBI), parent company of MetroBank, N.A., announced today that it has signed a definitive agreement pursuant to which it will acquire First United Bank in an all cash transaction valued at approximately $37.4 million or $51.51 per share, subject to adjustment. First United, headquartered in San Diego, California with total assets of approximately $165.3 million as of March 31, 2005, is a state chartered commercial bank with two branches that focuses on small and medium-sized commercial and retail customers in the Asian community.

Following completion of the acquisition, First United will operate as a wholly-owned subsidiary of MetroCorp. The transaction is anticipated to be completed in the fourth quarter of 2005, subject to customary closing conditions, including regulatory approval, approval by the shareholders of First United and other conditions set forth in the definitive agreement.

Based on First United’s fully diluted earnings per share of $2.53 for the twelve months ended March 31, 2005 and its March 31, 2005 book value per share of $20.06, the purchase price represents a multiple of 20.4 times First United’s trailing twelve months earnings per share and 2.57 times its book value per share. The acquisition is expected to be accretive to MetroCorp’s earnings per share in fiscal 2006.

“The board has been preparing for our next phase of business expansion for several years, and the proposed acquisition of First United represents a significant step in the implementation of our strategic plan,” said Don Wang, Chairman of the Board of MetroCorp. “The core business model of First United is very similar to what we have at MetroCorp, and we believe that there are several areas of business synergies that can be utilized to strengthen both banking institutions in Texas and California.”

George M. Lee, Executive Vice Chairman, President and CEO of MetroCorp commented that “MetroCorp’s business model is to focus on the smaller of the largest Asian markets in the United States, such as Houston, Dallas/Fort Worth and now San Diego. We want to be the dominant Asian American bank in these high growth metropolitan areas and at the same time participate in markets such as Los Angeles. Our business strategy in recent years has been driven by three building principles; enhance earnings, improve asset quality and optimize the deployment of capital. MetroCorp’s performance during the past few quarters has given the board and management the confidence to move on to the next phase of execution.”

“The proposed acquisition of First United presents an excellent fit with MetroCorp’s business model and is consistent with our building principles,” continued Mr. Lee. First United has exhibited strong financial performance and sound asset quality, with a return on average assets of 1.1% and a return on average shareholders’ equity of 14.0% for the twelve months ended March 31, 2005 and zero nonperforming assets at March 31, 2005. We had the patience to wait for the right bank to establish an entry into California, and our patience and tenacity paid off,” Lee added. “The Asian population in San Diego is ranked 8th in size nationally, with Houston ranked 9th and Dallas/ Fort Worth ranked 11th. The real estate, income and business climates are strong in these markets, while the Asian population in these metropolitan areas is growing at a pace faster than the national average.”

MetroBank currently has 11 branches in Houston and two in Dallas/Fort Worth, with an additional branch currently scheduled to be opened in the Dallas/Fort Worth Metroplex in the fourth quarter of 2005. First United is headquartered in San Diego and has one additional branch in the center of Los Angeles’s Monterey Park-Alhambra-San Gabriel region.

Mr. Lee further commented, “Mr. Andrew Yip, the President of First United, has entered into an employment agreement with MetroCorp, to be effective upon consummation of the transaction, which will assist us with the transition. We believe that as a subsidiary of MetroCorp, First United has significant growth potential, and our management team is very excited about this acquisition.”

“The Board of Directors of First United is very pleased to unanimously approve the definitive agreement to become a subsidiary of MetroCorp,” said Grover Fang, Chairman of First United. “Following completion of this transaction, First United will be able to offer its customers an expanded range of products and services. We believe that this transaction will best serve the interests of our shareholders, customers and employees. Based upon our experience with members of MetroCorp’s Board of Directors and management team, we expect that the transition of First United to a part of the MetroCorp organization will be seamless and efficient.”

MetroCorp Bancshares, Inc., with $890.5 million in total assets as of March 31, 2005, provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. MetroCorp has 13 full-service banking locations in the greater Houston and Dallas/Fort Worth metropolitan areas. For more information, visit MetroCorp’s web site at www.metrobank-na.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release, other written materials, and statements management may make, may contain certain forward-looking statements regarding MetroCorp’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. MetroCorp intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements are based on certain assumptions and describe future plans, strategies, and expectations of MetroCorp. MetroCorp’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

The following factors, among others, could cause the actual results of the acquisition to differ materially from the expectations stated in this release: the ability of the companies to obtain the required shareholder or regulatory approvals for the acquisition; the ability of the companies to consummate the acquisition; the ability to successfully integrate the companies following the acquisition; a materially adverse change in the financial condition or results of operations of either company; the ability to fully realize the expected revenues or the ability to realize them on a timely basis; a change in general business and economic conditions; changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies’ operations, pricing, and services.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in MetroCorp’s reports and registration statements filed with the Securities and Exchange Commission. MetroCorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

For more information contact:
MetroCorp Bancshares, Inc., Houston, Texas
George M. Lee — (713) 776-3876